   As filed with the Securities and Exchange Commission on February 13, 1998
                                                     Registration No. 333-40897

--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         -----------------------------

                                    FORM S-3

                              AMENDMENT NO. 2 TO
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             TRANSWITCH CORPORATION
             (Exact name of Registrant as specified in its charter)

                         -----------------------------

   DELAWARE                           3674                      06-1236189
(State or other           (Primary Standard Industrial       (I.R.S. Employer
jurisdiction of            Classification Code Number)       Identification No.)
incorporation or
organization)
                             Three Enterprise Drive
                           Shelton, Connecticut 06484
                                 (203) 929-8810

  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

             DR. SANTANU DAS, President and Chief Executive Officer
                             TranSwitch Corporation
                             Three Enterprise Drive
                           Shelton, Connecticut 06484
                                 (203) 929-8810

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

                            Timothy C. Maguire, Esq.
                        Testa, Hurwitz & Thibeault, LLP
                               High Street Tower
                                125 High Street
                          Boston, Massachusetts 02110
                                 (617) 248-7000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                           -----------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                           -----------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following. [ ]

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

     In accordance with Rule 416 under the Securities Act, this Registration Statement also covers such indeterminate number of additional shares of the Registrant's Common Stock, $.001 par value, as may become issuable upon conversion of the Registrant's Series A Convertible Preferred Stock, $.01 par value per share (the "Series A Stock"), to prevent dilution resulting from stock splits, stock dividends or similar transactions or by reason of changes in conversion price of the Series A Stock in accordance with the terms thereof.

PROSPECTUS
----------

                             TRANSWITCH CORPORATION

                        1,600,000 Shares of Common Stock
                               ($.001 par value)


     All of the shares of Common Stock, par value $.001 per share ("Common Stock"), of TranSwitch Corporation (the "Company") offered hereby (the "Shares") will be sold from time to time by certain stockholders of the Company (the "Selling Stockholders"). The Shares consist of 1,600,000 of Common Stock issuable upon the conversion of 14,500 shares of the Company's Series A Convertible Preferred Stock, $.01 par value per share (the "Series A Stock"). The Company will not receive any of the proceeds from the sale of the Shares offered hereby. All brokerage commissions and other similar expenses incurred by the Selling Stockholders will be borne by the Selling Stockholders. Other expenses of the offering, estimated at $25,000, will be borne by the Company.

     The sale of the Shares by the Selling Stockholders may be effected from time to time in one or more transactions (which may involve block transactions) on the Nasdaq National Market (the "Nasdaq") or in the over-the-counter market, in negotiated transactions or by a combination of such methods of sale, at fixed prices, at market prices prevailing at the time of the sale, at prices related to the prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions with or through one or more broker-dealers, which may act as agent or principal. The Selling Stockholders and/or any broker-dealer effecting the sales may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by the broker-dealer and any profit on the resale of shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholders may transfer the Shares and the Series A Stock to other persons who may, in turn, resell Shares in the manner described above. Additionally, the Selling Stockholders may pledge or make gifts of the Shares, and the Shares may also be sold by the pledgees or transferees. The Selling Stockholders may also transfer the Shares pursuant to Rule 144 under the Securities Act, whether or not the Registration Statement of which this Prospectus forms a part is effective at the time of any such transfer. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including certain liabilities under the Securities Act, and to the extent any indemnification by an indemnifying party is prohibited or limited by law, the Company has agreed to make the maximum contribution with respect to any amounts for which it would otherwise be liable under such indemnification provision to the fullest extent permitted by law. See "Plan of Distribution."

     The Common Stock is currently traded on the Nasdaq National Market under the symbol "TXCC." On February 11, 1998 the closing bid price of the Common Stock, as reported by the Nasdaq National Market, was $10.50 per share.

         THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                          ----------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                          ----------------------------


            The date of this Prospectus is February 13, 1998


                             AVAILABLE INFORMATION

     TranSwitch Corporation, a Delaware corporation, is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Seven World Trade Center, Suite 1300, New York, New York 10048; and 500 West Madison Avenue, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site (at http://www.sec.gov) that contains reports, proxy and information statements and other information regarding the Company. The Company's Common Stock is traded on the Nasdaq National Market, and such reports and other information can be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission in Washington, D.C. a Registration Statement on Form S-3 under the Securities Act with respect to the securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement. For further information with respect to the Company and the securities offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any documents filed with, or incorporated by reference in, the Registration Statement as exhibits are not necessarily complete, and each such statement is qualified in all respects by reference to the copy of the applicable documents filed with the Commission.
The Registration Statement, including the exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from such office upon payment of the prescribed fees.

                     INFORMATION INCORPORATED BY REFERENCE

     The following documents heretofore filed by the Company with the Commission (File No. 0-25996) pursuant to the Exchange Act are incorporated by reference in this Prospectus:

     (1) Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

     (2) Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1997, June 30, 1997 and September 30, 1997;

     (3) Current Report on Form 8-K filed on February 13, 1998.

     (4) The Company's Proxy Statement for its Annual Meeting of Stockholders, which was held on May 29, 1997;

     (5) All other documents filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (1) above; and

     (6) The "Description of Capital Stock" contained in the Company's Registration Statement No. 33-91694 on Form S-1, as amended.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Copies of the documents incorporated herein by reference (excluding exhibits unless such exhibits are specifically incorporated by reference into such documents) may be obtained upon written or oral request without charge by persons, including beneficial owners, to whom this Prospectus is delivered. Request should be made to Mr. Michael C. McCoy, Controller, TranSwitch Corporation, Three Enterprise Drive, Shelton, Connecticut 06484 (Telephone 203-929-8810).

                               PROSPECTUS SUMMARY


     The following summary information is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus or incorporated herein by reference and the financial statements which are incorporated herein by reference.


The Company...............  TranSwitch Corporation (the "Company") develops and markets high-speed semiconductor solutions to telecommunications and data communications original equipment manufacturers.

Risk Factors..............  The offering involves substantial risk. See "Risk
                            Factors."

Securities Offered........  1,600,000 shares of the Company's Common Stock, par value $.001 per share.

Offering Price............  All or part of the Shares offered hereby may be sold from time to time in amounts and on terms to be determined by the Selling Stockholders at the time of sale.

Use of Proceeds...........  The Company will receive no part of the proceeds from the sale of any of the Shares by the Selling Stockholders.

Selling Stockholders......  The Shares being offered hereby are being offered for the account of the Selling Stockholders specified under the caption "Selling Stockholders."

Stock Market Symbols:       Nasdaq National Market
                            ----------------------

Common Stock                TXCC

                                  RISK FACTORS


OPERATING LOSSES

     The Company has largely not been profitable since its inception. As of September 30, 1997, the Company had an accumulated deficit of $30.4 million.
For 1996 and the first three quarters of 1997, the Company incurred net losses of approximately $10.1 million and $2.3 million, respectively. The Company expects to continue to incur losses at least through 1997, and there can be no assurance that the Company will achieve or maintain profitability in the future.

FACTORS AFFECTING OPERATING RESULTS

     The Company's quarterly and annual operating results are affected by a wide variety of factors that could materially and adversely affect revenues and profitability, including competitive pressures on selling prices; the timing and cancellation of customer orders; the timing and provision of pricing protections and returns from certain distributors; availability of foundry capacity and raw materials; fluctuations in yields; changes in product mix; the Company's ability to introduce new products and technologies on a timely basis; introduction of products and technologies by the Company's competitors; market acceptance of the Company's and its customers' products; the level of orders received which can be shipped in a quarter; the amount and timing of recognition of non-recurring engineering revenue; the timing of investments in research and development, including tooling expenses associated with product development and pre-production; and whether the Company's customers buy from a distributor or directly from the Company. Sudden shortages of raw materials or production capacity constraints can lead producers to allocate available supplies or capacity to customers with resources greater than those of the Company, which could interrupt the Company's ability to meet its production obligations. Historically, average selling prices in the semiconductor industry have decreased over the life of a product, and as a result, the average selling prices of the Company's products may be subject to significant pricing pressures in the future. The Company's business is characterized by short-term orders and shipment schedules, and customer orders typically can be canceled or rescheduled without significant penalty to the customer. Due to the absence of substantial noncancellable backlog, the Company typically plans its production and inventory levels based on internal forecasts of customer demand, which are highly unpredictable and can fluctuate substantially. Because the Company is continuing to increase its operating expenses for personnel and new product development and for inventory in anticipation of increasing sales levels, operating results would be adversely affected if increased sales are not achieved. In addition, the Company is limited in its ability to reduce costs quickly in response to any revenue shortfalls. From time to time, in response to anticipated long lead times to obtain inventory and materials from its foundries, the Company may order in advance of anticipated customer demand, which might result in excess inventory levels if expected orders fail to materialize or other factors render the customer's product less marketable. As a result of the foregoing or other factors, the Company may experience material fluctuations in future operating results on a quarterly or annual basis which could materially and adversely affect its business, financial condition and operating results.

DEPENDENCE ON VERY LARGE SCALE INTEGRATED CIRCUIT ("VLSI") FABRICATION
FACILITIES

     The Company does not own or operate a VLSI fabrication facility, and all of its semiconductor device requirements are currently supplied by four outside foundries. There are significant risks associated with the Company's reliance on outside foundries, including the lack of assured wafer supply and control over delivery schedules, the unavailability of or delays in obtaining access to key process technologies and limited control over quality assurance, manufacturing yields and production costs. In addition, the manufacture of integrated circuits is a highly complex and technology demanding process. Although the Company has undertaken to diversify its sources of semiconductor device supply and works closely with its foundries to minimize the likelihood of reduced manufacturing yields, the Company's foundries have from time to time experienced lower than anticipated manufacturing yields, particularly in connection with the introduction of new products and the installation and start-up of new process technologies. Such reduced yields have at times adversely affected the Company's operating results. There can be no assurance that the Company's foundries will not experience lower than expected manufacturing yields in the future, which could materially and adversely affect the Company's business, financial condition and operating results.

     The Company purchases semiconductor devices from outside foundries pursuant to purchase orders and does not have a guaranteed level of production capacity at any of its foundries. The Company provides the foundries with rolling forecasts of its production requirements; however, the ability of each foundry to provide wafers to the Company is limited by the foundry's available capacity. Therefore, the Company's foundry suppliers could choose to prioritize capacity for other customers or uses or reduce or eliminate deliveries to the Company on short notice. Accordingly, there is no assurance that the Company's foundries will allocate sufficient capacity to satisfy the Company's requirements. In addition, the Company has been, and expects in the future to be, particularly dependent upon a limited number of foundries for its VLSI device requirements. In particular, as of the date of this filing, all of the Company's BiCMOS devices were manufactured by a single foundry supplier. Any sudden demand for an increased amount of semiconductor devices or sudden reduction or elimination of any existing source or sources of semiconductor devices could result in a material delay in the shipment of the Company's products. There can be no assurance that material disruptions in supply, which have occurred periodically in the past, will not occur in the future. In the event of any such disruption, if the Company were unable to qualify alternative manufacturing sources for existing or new products in a timely manner or if such sources were unable to produce VLSI devices with acceptable manufacturing yields, the Company's business, financial condition and operating results would be materially and adversely affected.

DEPENDENCE ON TELECOMMUNICATIONS AND DATA COMMUNICATIONS MARKETS

     Virtually all of the Company's product revenues are derived from sales of products for telecommunications and data communications applications. These markets are characterized by intense competition, rapid technological change and short product life cycles. In addition, the telecommunications and data communications equipment markets have undergone a period of rapid growth and consolidation in the last few years. The Company's business, financial condition and operating results would be materially and adversely affected in the event of a significant slowdown in these markets.

     Products for telecommunications and data communications applications are based on industry standards, which are continually evolving. The emergence of new industry standards could render the Company's products unmarketable or obsolete. There can be no assurance that the Company will be able to successfully develop and introduce new products based on emerging industry standards and the failure of the Company to introduce such products could materially and adversely affect the Company's business, financial condition and operating results. In addition, a substantial majority of the Company's revenues has been, and will continue to be, derived from sales of Synchronous Optical Network/Synchronous Digital Hierarchy ("SONET/SDH") and Asynchronous Transfer Mode ("ATM")-based products. During the year ended December 31, 1996 and the nine months ended September 30, 1997, sales of these products represented approximately 83% and 72% of the Company's total revenues, respectively. There can be no assurance that SONET/SDH and ATM-based products will achieve a significant degree of market acceptance and that the Company's customers will be able to assimilate the Company's SONET/SDH and ATM-based products. Failure of SONET/SDH and ATM-based products to achieve market acceptance or of the Company's customers to assimilate the Company's SONET/SDH and ATM-based products would materially and adversely affect the Company's business, financial condition and operating results.

DEPENDENCE ON NEW PRODUCTS; RISK OF PRODUCT DEVELOPMENT DELAYS

     The Company's success depends upon its ability to develop new VLSI devices for existing and new markets, to introduce such products in a timely manner and to have such products selected for design into new products of leading systems manufacturers. The development of these new devices is highly complex and from time to time the Company has experienced delays in completing the development of new products. Successful product development and introduction depends on a number of factors, including accurate new product definition, timely completion and introduction of new product designs, availability of foundry capacity, achievement of manufacturing yields and market acceptance of the Company's and its customers' products. The Company's success also depends upon its ability to accurately specify and certify the conformance of its products to applicable standards and to develop its products in accordance with customer requirements. There can be no assurance that the Company will be able to adjust to changing market conditions as quickly and cost-effectively as necessary to compete successfully. Furthermore, there can be no assurance that the Company will be able to introduce new products in a timely and cost-effective manner or in sufficient quantities to meet customer demand or that such products will achieve market acceptance. In addition, there can be no assurance that the electronic systems manufactured by the Company's customers will be introduced in a timely manner or that such systems will achieve market acceptance. The Company's or its customers' failure to develop and introduce new products successfully and in a timely manner would materially and adversely affect the Company's business, financial condition and operating results.

     The Company's new products are generally incorporated into a customer's products or systems at the design stage. However, customer decisions to use the Company's products (design wins), which can often require significant expenditures by the Company without any assurance of success, often precede the generation of volume sales, if any, by a year or more. Moreover, the value of any design win will largely depend upon the commercial success of the customer's product and on the extent to which the design of the customer's electronic system accommodates components manufactured by the Company's competitors. There can be no assurance that the Company will continue to achieve design wins.

CUSTOMER CONCENTRATION

     Historically, a relatively small number of customers have accounted for a significant portion of the Company's total revenues in any particular period. The Company has no long-term volume purchase commitments from any of its major customers. For the nine months ended September 30, 1997, Insight Electronics, Inc. (a distributor selling to various end users, none of which comprise more than 10% of the Company's total revenues) and Tellabs Operations, Inc. accounted for 41% and 16% of total revenues, respectively. In 1996 ECI Telecom Ltd, Insight Electronics, Inc. and Tellabs Operations, Inc. accounted for 22%, 16% and 14% of total revenues, respectively. In 1995, Tellabs Operations, Inc. and Insight Electronics, Inc. accounted for 17% and 16% of total revenues, respectively. In 1994, ECI Telecom Ltd. accounted for approximately 16% of total revenues. The Company anticipates that sales of its products to relatively few customers will continue to account for a significant portion of its total revenues. The reduction, delay or cancellation of orders from one or more significant customers could materially and adversely affect the Company's business, financial condition and operating results. In addition, since the Company's products are often sole sources to its customers, the Company's business, financial condition and operating results could be materially and adversely affected if one or more of its major customers were to develop other sources of supply. Furthermore, in view of the relatively short product life cycles in the telecommunications and data communications equipment markets, the Company's business, financial condition and operating results would be materially and adversely affected if one or more of its significant customers were to select devices manufactured by one of the Company's competitors for inclusion in future product generations. There can be no assurance that the Company's current customers will continue to place orders with the Company, that orders by existing customers will continue at the levels of previous periods or that the Company will be able to obtain orders from new customers. Loss of one or more of the Company's current customers or a disruption in the Company's sales and distribution channels could materially and adversely affect the Company's business, financial condition and operating results.

PATENTS, LICENSES AND INTELLECTUAL PROPERTY CLAIMS

     The Company's success depends in part on its ability to obtain patents and licenses and to preserve other intellectual property rights covering its products and development and testing tools. To that end, the Company has obtained certain domestic and foreign patents and intends to continue to seek patents on its inventions when appropriate. The process of seeking patent protection can be time consuming and expensive and there can be no assurance that patents will issue from currently pending or future applications or that the Company's existing patents or any new patents that may be issued will be sufficient in scope or strength to provide meaningful protection or any commercial advantage to the Company. There can be no assurance that foreign intellectual property laws will protect the Company's intellectual property rights. Furthermore, there can be no assurance that others will not independently develop similar products, duplicate the Company's products or design around any patents issued to the Company. The Company may be subject to or may initiate interference proceedings in the patent office, which can demand significant financial and management resources. From time to time, the Company may be notified that it is infringing certain patents and other intellectual property rights of others. As claims arise, the Company evaluates their merits. No assurance can be given that licenses will be obtainable on acceptable terms, that damages for infringement will not be assessed or that litigation will not occur. Litigation, which could result in substantial cost to and diversion of resources of the Company, may be necessary to enforce patents or other intellectual property rights of the Company or to defend the Company against claimed infringement of the rights of others. The failure to obtain necessary licenses or other rights or litigation arising out of any such claims could have a material adverse effect on the Company's business, financial condition and operating results.

COMPETITION

   The semiconductor industry is intensely competitive and is characterized by price erosion, rapid technological change, shortage in fabrication capacity, heightened international competition in many markets, and unforeseen manufacturing yield problems. The telecommunications and data communications industries, which are the primary target markets for the Company, are also becoming intensely competitive because of deregulation and heightened international competition. This is likely to result in pricing pressures on the Company's products, potentially affecting its margins.

   TranSwitch believes that the principal bases of competition include product definition, product design, test capabilities, reliability, functionality, time-to-market, reputation and price. The ability of the Company to compete successfully in the rapidly evolving area of high performance integrated circuit technology depends on factors both within and outside its control, including success in designing and subcontracting the manufacture of new products that implement new technologies, protection of Company products by effective utilization of intellectual property laws, product quality, reliability, price, efficiency of production, the pace at which customers incorporate the Company's integrated circuits into their products, success of competitors' products and general economic conditions.

   The Company's competition consists of suppliers from the United States as well as other countries, including competition from semiconductor divisions of vertically integrated companies like AT&T, IBM Corporation, NEC Corporation and Siemens Corporation. New entrants are also likely to attempt to obtain a share of the market for the Company's current and future products. Certain of the Company's competitors are more established, benefit from greater market recognition, and have substantially greater financial, development, manufacturing, and marketing resources than the Company.

FOREIGN SALES

     For the nine months ended September 30, 1997 and the fiscal years ended December 31, 1996 and 1995, foreign sales accounted for approximately 28%, 46% and 38%, respectively, of the Company's total revenues. Specifically, sales to Europe and the Middle East accounted for $2.7 million, $6.3 million and $3.1 million, respectively; sales to the Far East accounted for $1.9 million, $2.0 million and $1.8 million, respectively; and sales to Canada and other foreign regions accounted for $534,000, $592,000 and $1.6 million, respectively. The Company anticipates that foreign sales will continue to account for a significant percentage of its revenues. A significant portion of the Company's total revenues will therefore be subject to risks associated with foreign sales, including unexpected changes in legal and regulatory requirements and policy changes affecting the telecommunications and data communications markets, changes in tariffs, exchange rates and other barriers, political and economic instability, difficulties in accounts receivable collection, difficulties in managing distributors or representatives, difficulties in staffing and managing foreign operations, difficulties in protecting the Company's intellectual property overseas, seasonality of sales and potentially adverse tax consequences. In particular, sales to Korea and other Pacific Rim countries may be impacted by the current financial instability plaguing these nations. The currency fluctuations and difficulty of obtaining loans from unstable banking and other financial institutions in the Far East may cause the Company's customers in that region to delay or reduce their orders. Although the Company's sales to date have been denominated in United States dollars, the value of the United States dollar in relation to foreign currencies may also adversely affect the Company's sales to foreign customers. To the extent that the Company expands its international operations or changes its pricing practices to denominate prices in foreign currencies, the Company will be exposed to increased risks of currency fluctuations.

THE SEMICONDUCTOR INDUSTRY

     The Company provides semiconductor devices to the telecommunications and data communications markets. The semiconductor industry is highly cyclical and has been subject to significant economic downturns at various times, characterized by diminished product demand, accelerated erosion of average selling prices and production over-capacity. Although the semiconductor industry has in recent periods experienced increased demand and production capacity constraints, there can be no assurance as to how long this condition will continue. The Company may experience substantial period-to-period fluctuations in future operating results due to general semiconductor industry conditions, overall economic conditions, or other factors.

DEPENDENCE ON KEY PERSONNEL

     The Company's success depends to a significant extent upon the continued service of its executive officers, including Dr. Santanu Das, President and Chief Executive Officer, and other key management and technical personnel, including Daniel C. Upp, Vice President, Technology Strategy, and on its ability to continue to attract, retain and motivate qualified personnel, such as experienced mixed-signal circuit designers and systems applications engineers. the competition for such employees is intense. The loss of the services of one or more of the Company's design engineers, executive officers or other key personnel or the Company's inability to recruit replacements for such personnel or to otherwise attract, retain and motivate qualified personnel could have a material adverse effect on the Company's business, financial condition and operating results. To help retain the continued services of Dr. Das and Mr. Upp, the Company has entered into a Severance Agreement with each of them, providing for severance payments equal to, in the case of Dr. Das, twelve months' then-current base salary and one hundred percent (100%) of the highest annual bonus paid to him over the previous five years or, in the case of Mr. Upp, six months' then-current base salary and fifty percent (50%) of the highest annual bonus paid to him over the previous five years upon the occurrence of a termination without cause or upon resignation prompted by a significant reduction in the nature or scope of employment. The Company has also entered into Executive Agreements with Dr. Das, Mr. Upp and other designated key personnel, which provide for severance payments equal to, in the case of Dr. Das, twelve months' then-current base salary and one hundred percent (100%) of the highest annual bonus paid to him over the previous five years; in the case of Mr. Upp, six months' then-current base salary and fifty percent (50%) of the highest annual bonus paid to him over the previous five years; or, in the case of other designated key personnel, three months' then-current base salary and twenty five percent (25%) of the highest annual bonus paid to each such person over the previous five years in the event of a termination without cause after a change in control of the Company. In the event that either Dr. Das or Mr. Upp is entitled to payments under both agreements, the maximum amount payable to him is equal to the payment required under one of the agreements. The Company has no long-term employment contracts with any of its employees.

TRANSITION TO NEW PROCESS TECHNOLOGIES

     The Company's future success is also dependent upon its ability to develop products that utilize new process technologies, to introduce them to the marketplace ahead of competitors and to have them selected to be designed into products of leading systems manufacturers. Semiconductor design and process methodologies are subject to rapid technological change, and require large expenditures for research and development. Most of the Company's products are currently manufactured using a
0.8 or O.5 micron CMOS process or a 1.0 micron BiCMOS process. The Company continuously evaluates the benefits, on a product-by-product basis, of migrating to smaller geometry process technologies in order to reduce costs. Other companies in the industry have experienced difficulty in effecting transitions to new manufacturing processes and, consequently, have suffered reduced yields or delays in product deliveries. The Company believes that transitioning its products to a smaller geometry will be important for the Company to remain competitive. The Company's business, financial condition and operating results could be materially adversely affected if such transitions are substantially delayed or inefficiently implemented.

MANAGEMENT OF GROWTH

   Due to the level of technical and marketing expertise necessary to support its existing and new customers, the Company must attract highly qualified and well-trained personnel. There may be only a limited number of persons with the requisite skills to serve in these positions and it may become increasingly difficult for the Company to hire such personnel. Future expansion by the Company may also significantly strain the Company's management, manufacturing, financial and other resources. There can be no assurance that the Company's systems, procedures, controls and existing space will be adequate to support the Company's operations. Failure to manage the Company's growth properly could have a material adverse effect on the Company's business, financial condition and operating results.

VOLATILITY OF STOCK PRICE AND DILUTION

   The market for securities of high technology companies, including those of the Company, has been highly volatile. The market price of the Company's Common Stock has fluctuated between $21.625 and $3.625 from June 19, 1995 to February 11, 1998 and was $10.50 on February 11, 1998, and it is likely that the price of the Common Stock will continue to fluctuate widely in the future. The trading price of the Company's Common Stock could be subject to wide fluctuations in response to quarter-to-quarter variations in operating results, announcements of technological innovations or new products by the Company or its competitors, general conditions in the telecommunications and data communications equipment markets, changes in earnings estimates by analysts, or other events or factors.

                                    DILUTION

   "Dilution" represents the difference between the assumed price to public per share of Common Stock and the net tangible book value per share immediately after the completion of this offering. "Net tangible book value per share" represents the amount of total tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding.


   On October 10, 1997, the Company issued 14,500 shares of the Series A Stock to the Selling Stockholders as part of a private placement transaction. Each share of Series A Stock is convertible into shares of Common Stock at any time at the option of the Selling Stockholder holding such share of Series A Stock, subject to certain limitations, at the lesser of (i) $10.58 per share and (ii) ninety percent (90%) of the average of the closing bid price of the Company's Common Stock, as reported by the Nasdaq National Market, for the ten (10) trading days immediately preceding the date written notice of conversion is received by the Company. Unless converted sooner at the option of the holders of the Series A Stock, all shares of Series A Stock will convert to Common Stock on October 10, 2002 if, at that time, the Registration Statement of which this Prospectus is a part is in force and effect and the Company is in compliance with the terms of the Series A Stock. No Series A Stock may be converted until the earlier of (i) January 8, 1998 or (ii) the date the Registration Statement of which this Prospectus is a part is declared effective. As of February 11, 1998, 6,750 shares of Series A Stock have been converted into an aggregate of 846,875 shares of Common Stock.

   As of September 30, 1997, the net tangible book value of the Company's Common Stock was $14,594,000 or $1.19 per share of Common Stock. The pro forma net tangible book value of the Company's Common Stock at September 30, 1997, assuming full conversion of the Series A Stock, (based upon a conversion price of $10.58 for the Common Stock), resulting in the issuance of approximately 1,370,510 shares, would be $29,094,000 or $2.14 per share. Assuming a price to the public of $10.58 per share, there would be an immediate dilution per share of $8.44 to new investors.

   The following table illustrates the dilution per share described above:


Assumed Offering price per share                                            $10.58

  Net tangible book value per share before the Offering            $ 1.19

  Increase per share attributable to new investors                   0.95
                                                                   ------

Pro forma net tangible book value per share after the Offering                2.14
                                                                            ------
Dilution per share to new investors (1)                                     $ 8.44
                                                                            ======

      (1) As of September 30, 1997, there were 683,199 shares of Common Stock issuable upon the exercise of outstanding Stock Options at a weighted average exercise price of $3.82 per share and 1,400 shares of Common Stock issuable upon the exercise of outstanding warrants at a weighted exercise price of $0.82 per share. The issuance of shares upon exercise of these options and these warrants is not reflected in the preceding table. If all the outstanding Options and Warrants were exercised in full, the dilution per share to new investors would be $8.54.

                                USE OF PROCEEDS

      The Company will receive no part of the proceeds from the sale of any of the Shares by any of the Selling Stockholders. The Company has, however, received proceeds from the sale of the Series A Stock to the Selling Stockholders, which proceeds were applied to working capital.

                              SELLING SHAREHOLDERS


                                              Number of Shares                            Percentage of
                     Number of Shares of        Acquired or           Number of            Class to be
                     Common Stock Owned     to be Acquired upon       Shares of              Held upon
                            Prior              Conversion of         Common Stock          Completion of
      Names            to the Offering         Series A Stock         to be Sold              Offering
------------------  ---------------------   --------------------     ------------      ---------------------
Deltec Asset                   385,650(1)                   (2)          534,848(3)                  3.1%
 Management
 Corporation

Tudor BVI Futures                    0(1)                   (2)          163,927(3)                   --
 Ltd.

Raptor Global                        0(1)                   (2)           63,901(3)                   --
 Fund, L.P.

Raptor Global                        0(1)                   (2)          177,820(3)                   --
 Fund, Ltd.

Tudor Arbitrage                    200(1)                   (2)           22,224(3)                   (4)
 Partners, Ltd.

John D. Gruber                 146,000(1)                   (2)           28,105(3)                  1.1%
 and Linda W.
 Gruber JTWROS

Gruber and                      19,500(1)                   (2)           42,158(3)                   (4)
 McBaine
 International

Lagunitas                       45,000(1)                   (2)          140,528(3)                   (4)
 Partners, L.P.

Clarion Capital                      0(1)                   (2)           52,792(3)                   --
 Corporation

Unigestion Holding                   0(1)                   (2)           55,792(3)                   --

The Kaufman Fund,                    0(1)                   (2)          320,905(3)                   --
 Inc.

____________________

(1) Does not include shares of Common Stock issuable upon conversion of the Series A Stock.

(2) The Selling Stockholder can receive shares of Common Stock through conversion of the Series A Stock. The Series A Stock is convertible into Common Stock at the lesser of (i) $10.58 and (ii) ninety percent (90%) of
                         ------
     the average market price for the Common Stock for the ten (10) trading days immediately preceding the date on which the Series A Stock is converted.

(3) Consists of shares of Common Stock included in this offering that either have been issued or are issuable upon conversion of the Series A Stock held by such Selling Stockholder.

(4)  Percentage of class to held upon completion of offering is less than 1.0%.

                              PLAN OF DISTRIBUTION

     The distribution by the Selling Stockholders of the Shares may be effected in one or more transactions that may take place in the over-the-counter market, or such other market on which the Company's securities may from time to time be trading, including ordinary broker's transactions or through sales to one or more dealers for resale of the Shares as principals, in privately negotiated transactions, through the writing of options on the Shares (whether such options are listed on an options exchange or otherwise) or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. If the Selling Stockholders effect such transactions by selling the Shares through underwriters, dealers or agents, such underwriters, dealers or agents may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom they may act as agent. The Selling Stockholders and any such underwriters, dealers or agents that participate in the distribution of the Shares may be deemed to be underwriters, and any profit on the sale of the Shares by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholders may also sell the Shares pursuant to Rule 144 under the Securities Act. Brokers or dealers acting in connection with the sale of the Shares may receive fees or commissions in connection therewith. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of shares of Common Stock may not simultaneously engage in market making activities with respect to such shares of Common Stock for a period of up to five business days prior to the commencement of such distribution, subject to certain exceptions. In addition and without limiting the foregoing, the Selling Stockholders and any other person participating in the distribution of the Shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rule 10b-5 and Regulation M, which provisions may limit the time of purchases and sales of any Shares by the Selling Stockholders or any other such person. All of the foregoing may affect the marketability of the Shares.

     The Company has agreed with the Selling Stockholders to file the Registration Statement of which this Prospectus is a part with the Commission, and has agreed with the Selling Stockholders to keep the Registration Statement effective until October 10, 2003 or such earlier time as all of the Shares have been sold. The Company will pay all of the expenses incident to the registration of the Shares and certain other expenses related to the offering. The Company has agreed to indemnify the Selling Stockholders against certain liabilities they may incur in connection with the issuance and sale of the Shares, including liabilities under the Securities Act. To the extent any indemnification by an indemnifying party is prohibited or limited by law, the Company has agreed to make the maximum contribution with respect to any amounts for which it would otherwise be liable under such indemnification provision to the fullest extent permitted by law.

     In order to comply with certain states' securities laws, if applicable, the Shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Shares may not be sold unless the Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the securities offered hereby will be passed upon for the Company by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

                                    EXPERTS

     The consolidated financial statements and schedule of the Company and consolidated subsidiaries included in the Company's Annual Report on Form 10-K as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, have been incorporated by reference herein and elsewhere in the Registration Statement, in reliance upon the report set forth therein of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth an estimate of the expenses expected to be incurred in connection with the issuance and distribution of the securities being registered, other than underwriting compensation:

Registration Fee -- Securities and Exchange Commission..  $ 4,970

Nasdaq SmallCap Market additional listing fee...........    2,000

Blue Sky Fees and Expenses..............................    1,000

Accounting Fees and Expenses............................    5,000

Legal Fees and Expenses.................................   10,000

Transfer Agent Fees and Expenses........................    1,000

Miscellaneous...........................................    1,030

     TOTAL..............................................  $25,000
                                                          =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          (A) THE COMPANY IS A DELAWARE CORPORATION. SECTION 145 OF THE DELAWARE GENERAL CORPORATION LAW, AS AMENDED, PROVIDES IN REGARD TO INDEMNIFICATION OF DIRECTORS AND OFFICERS AS FOLLOWS:

          "(a) A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

          (b) A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

          (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person him in connection therewith.

          (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a Director or Officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

          (e) Expenses (included attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

          (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

          (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

          (h) For purposes of this section, references to "the corporation'' shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents so that any person who was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

          (i) For purposes of this section, references to "other enterprises'' shall include employee benefit plans; references to "fines'' shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation'' shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation'' as referred to in this section.

          (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

          (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

          (B) ARTICLE 10 OF THE REGISTRANT'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION CONTAINS THE FOLLOWING PROVISIONS RELATING TO THE INDEMNIFICATION OF DIRECTORS AND OFFICERS:

          1.  Actions, Suits and Proceedings Other than by or in the Right of
              ---------------------------------------------------------------
the Corporation.  The Corporation shall indemnify each person who was or is a
---------------
party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an "Indemnitee"), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a
        ---- ----------
presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. Notwithstanding anything to the contrary in this Article, except as set forth in Section 6 below, the Corporation shall not indemnify an Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by the Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation.

          2.  Actions or Suits by or in the Right of the Corporation.  The
              ------------------------------------------------------
Corporation shall indemnify any Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses

(including attorneys' fees) and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses (including attorneys' fees) which the Court of Chancery of Delaware or such other court shall deem proper.

          3.  Indemnification for Expenses of Successful Party.  Notwithstanding
              ------------------------------------------------
the other provisions of this Article, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, he shall be indemnified against all expenses (including attorneys'
fees) actually and reasonably incurred by him or on his behalf in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to the Indemnitee, (ii) an adjudication that the Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by the Indemnitee, (iv) an adjudication that the
          ---- ----------
Indemnitee did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that the Indemnitee had reasonable cause to believe his conduct was unlawful, the Indemnitee shall be considered for the purpose hereof to have been wholly successful with respect thereto.

          4.  Notification and Defense of Claim.  As a condition precedent to
              ---------------------------------
his right to be indemnified, the Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving him for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Indemnitee. After notice from the Corporation to the Indemnitee of its election so to assume such defense, the Corporation shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with such claim, other than as provided below in this Section 4. The Indemnitee shall have the right to employ his own counsel in connection with such claim, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expenses of the Indemnitee unless (i) the employment of counsel by the Indemnitee has been authorized by the Corporation, (ii) counsel to the Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and the Indemnitee in the conduct of the defense of such action or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, in each of which case the fees and expenses of counsel for the Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article. The Corporation shall not be entitled, without the consent of the Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for the Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above.

          5.  Advance of Expenses.  Subject to the provisions of Section 6
              -------------------
below, in the event that the Corporation does not assume the defense pursuant to
Section 4 of this Article of any action, suit, proceeding or investigation of which the Corporation receives notice under this Article, any expenses (including attorneys' fees) incurred by an Indemnitee in defending a civil or criminal action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter, provided, however, that the payment of such expenses incurred by an Indemnitee
--------  -------
in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article. Such undertaking may be accepted without reference to the financial ability of such person to make such repayment.

          6.  Procedure for Indemnification.  In order to obtain indemnification
              -----------------------------
or advancement of expenses pursuant to Section 1, 2, 3 or 5 of this Article, the Indemnitee shall submit to the Corporation a written request, including in such request such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and o what extent the Indemnitee is entitled to indemnification or advancement of expenses. Any such indemnification or advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of the Indemnitee, unless with respect to requests under Section 1, 2 or 5 the Corporation determines, by clear and convincing evidence, within such 60-day period that the Indemnitee did not meet the applicable standard of conduct set forth in Section 1 or 2, as the case may be. Such determination shall be made in each instance by (a) a majority vote of the directors of the Corporation who are not at that time parties to the action, suit or proceeding in question ("disinterested directors"), even though less than a quorum, (b) if there are no such disinterested directors, or if such disinterested directors so direct, by independent legal counsel (who may be regular legal counsel to the corporation) in a written opinion, (c) a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote for directors, voting as a single class, which quorum shall consist of stockholders who are not at that time parties to the action, suit or proceeding in question, or (d) a court of competent jurisdiction.

          7.  Remedies.  The right to indemnification or advances as granted by
              --------
this Article shall be enforceable by the Indemnitee in any court of competent jurisdiction if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within the 60-day period referred to above in
Section 6. Unless otherwise provided by law, the burden of proving that the Indemnitee is not entitled to indemnification or advancement of expenses under this

Article shall be on the Corporation. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because the Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 6 that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct. The Indemnitee's expenses (including attorneys' fees) incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

          8.  Subsequent Amendment.  No amendment, termination or repeal of this
              --------------------
Article or of the relevant provisions of the General Corporation Law of the State of Delaware or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

          9.  Other Rights.  The indemnification and advancement of expenses
              ------------
provided by this Article shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to an Indemnitee who has ceased to be a director or officer, and shall incur to the benefit of the estate, heirs, executors and administrators of the Indemnitee. Nothing contained in this Article shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

          10.  Partial Indemnification.  If an Indemnitee is entitled under any
               -----------------------
provision of this Article to indemnification by the Corporation for some or a portion of the expenses (including attorneys' fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify the Indemnitee for the portion of such expenses (including attorneys' fees), judgments, fines or amounts paid in settlement to which the Indemnitee is entitled.

          11.  Insurance.  The Corporation may purchase and maintain insurance,
               ---------
at its expense, to protect itself and any director, officers, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

          12.  Merger or Consolidation.  If the Corporation is merged into or
               -----------------------
consolidated with another corporation and the Corporation is not the surviving corporation, the surviving corporation shall assume the obligations of the Corporation under this Article with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the date of such merger or consolidation.

          13.  Savings Clause.  If this Article or any portion hereof shall be
               --------------
invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation to the fullest extent permitted by an applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

          14.  Definitions.  Terms used herein and defined in Section 145(h) and
               -----------
Section 145(i) of the General Corporation Law of the State of Delaware shall have the respective meanings assigned to such terms in such Section 145(h) and
Section 145(i).

          15.  Subsequent Legislation.  If the General Corporation Law of the
               ----------------------
State of Delaware is amended after adoption of this Article to expand further the indemnification permitted to Indemnitees, then the Corporation shall indemnify such persons to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

          (C) THE AMENDED AND RESTATED BY-LAWS CONTAIN NO PROVISIONS RELATING TO INDEMNIFICATION OF OFFICERS AND DIRECTOR.


ITEM 16.  EXHIBITS.

          The following exhibits, required by Item 601 of Regulation S-K, are filed as a part of this Registration Statement. Exhibit numbers, where applicable, in the left column correspond to those of Item 601 of Regulation S-K.


Exhibit No.                       Item and Reference
-----------                        ------------------
  4a         - Specimen Common Stock Certificate (filed as Exhibit 4.1 to the
               Company's Registration Statement on Form S-1, No. 33-91694 and
               incorporated by reference).
  4b         - Certificate of Designations, Preferences and Rights of Series A
               Convertible Preferred Stock of the Company (previously filed).
  4c         - Form of Stock Purchase Agreement dated October 10, 1997 among the
               Company and the purchasers of Series A Convertible Preferred
               Stock (previously filed).
  5          - Legal Opinion of Testa, Hurwitz & Thibeault, LLP (previously filed).
  10a        - Form of Severance Agreement (previously filed).
  10b        - Form of Executive Agreement (previously filed).
  23         - Consent of KPMG Peat Marwick LLP (filed herewith).
  24         - Power of Attorney empowering Dr. Santanu Das and Michael F.
               Stauff and each of them to execute this Registration Statement
               (previously filed).

ITEM 17.  UNDERTAKINGS.

  The undersigned registrant hereby undertakes:

    (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

       (c) The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A, and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h), under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

       (d) The undersigned registrant hereby undertakes that for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Shelton, State of Connecticut on February 13, 1998

                                    TranSwitch Corporation


                                    By:  /s/ Michael F. Stauff
                                         -----------------------------------
                                      Michael F. Stauff
                                      Senior Vice President, Chief
                                      Financial Officer & Treasurer

          Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement on Form S-3 has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


Name                         Capacity                         Date

/s/         *                President, Chief Executive       February 13, 1998
---------------------------  Officer and Director
Dr. Santanu Das


/s/ Michael F. Stauff        Senior Vice President, Chief     February 13, 1998
---------------------------  Financial Officer and Treasurer
Michael F. Stauff


/s/         *                Director                         February 13, 1998
---------------------------
Dr. Steward S. Flaschen


/s/         *                Director                         February 13, 1998
---------------------------
Dr. Charles Lee


/s/         *                Director                         February 13, 1998
---------------------------
Dr. Ljubomir Micic


/s/         *                Director                         February 13, 1998
---------------------------
Dr. Albert E. Paladino


/s/         *                Director                         February 13, 1998
---------------------------
Erik van der Kaay

By: /s/ Michael F. Stauff
    -----------------------
    Michael F. Stauff
    Attorney In Fact

                               INDEX TO EXHIBITS


Exhibit
Number                      Description of Exhibit
------                      ----------------------

 4a       Specimen Common Stock Certificate (filed as Exhibit 4.1 to the
          Company's Registration Statement on Form S-1, No. 33-91694 and incorporated by reference).

 4b       Certificate of Designations, Preferences and Rights of Series A
          Preferred Stock of the Company (previously filed).

 4c       Form of Stock Purchase Agreement dated October 10, 1997 among the
          Company and the purchasers of Series A Convertible Preferred Stock
          (previously filed).

 5        Legal Opinion of Testa, Hurwitz & Thibeault, LLP (previously filed).

 10a      Form of Severance Agreement (previously filed).

 10b      Form of Executive Agreement (previously filed).

 23       Consent of KPMG Peat Marwick LLP (filed herewith).

 24 Power of Attorney empowering Dr. Santanu Das and Michael F. Stauff and each of them to execute this Registration Statement (previously filed).